Exhibit 99.1
Apollo Endosurgery Announces Conclusion of LAP-BAND® Low BMI Post-Approval Study

Austin, Texas (March 12, 2018) -- Apollo Endosurgery, Inc. (“Apollo”) (Nasdaq:APEN), a global leader in less invasive medical devices for bariatric and gastrointestinal procedures, today announced that the FDA has approved the termination of the LAP-BAND® Lower Body Mass Index (BMI) Post-approval study (“LBMI Study”).

In 2011, the U.S. FDA granted approval for an expanded indication for the LAP-BAND System to include patients with a BMI in the range of 30 to 35 and with one or more comorbid conditions. As part of this indication expansion, the manufacturer of LAP-BAND was required to conduct the LBMI Study, a prospective, multicenter, open-label, post-approval study intended to evaluate the safety and effectiveness of the LAP-BAND System in patients with BMI in the range of 30 to ≤40, with one or more obesity-related comorbidities and follow the patients up to 10 years after implantation. The LBMI Study design was to enroll up to 325 patients from up to 20 clinical study sites. As of the end of 2017, the study had enrolled 181 subjects from a total of 13 clinical study sites. The early termination of LBMI Study is expected to result in a cost savings of approximately $5.1 million dollars over its remaining term.

The FDA approved the early termination of the LBMI Study based upon the availability of long-term safety and effectiveness data of LAP-BAND in the lower BMI indication in existing published evidence. Apollo’s final study report to FDA included an analysis of published clinical data referencing 25 published studies, including the HERO-002 study which Apollo concluded in September of 2017 and reported LAP-BAND patients in the study had experienced:

•	sustained long term weight loss over the five year period with the average percent TBWL at five-years of 18.0% plus or minus 12.7%, corresponding to 51.7% excess weight loss; and

•	a device explant rate of 8.74% which was substantially below the study's safety objective of less than 39.4% at five years.

HERO-002 was a prospective, five-year, single-arm, multi-center post-approval study of patients having a BMI ≥40 kg/m2, a BMI ≥ 35 with one or more severe co-morbid conditions, or were 100 pounds or more over their estimated ideal weight who decided to undergo implantation with the LAP-BAND® AP Adjustable Gastric Banding System. A total of 671 subjects were enrolled in the HERO-002 study at 17 sites across the United States and Canada. No unanticipated adverse device effects were reported in the HERO-002 study. The majority of adverse events were mild (70.3%) or moderate (23.7%) in severity. The most common device related adverse events were vomiting (33.0%), gastroesophageal reflux disease (20.6%) and dysphagia (22.3%). All device-related serious adverse events were resolved without sequelae.

About LAP-BAND®
The LAP-BAND® AP Adjustable Gastric Banding System is placed laparoscopically in a minimally invasive procedure to assist in gradual weight loss. The LAP-BAND System is fastened around the top of the stomach, and works by applying a constant, gentle pressure to this area. This gives a patient a feeling of satiety (a feeling of fullness) on a smaller amount of food, therefore, you eat less.

LAP-BAND can deliver sustained weight loss, improvements in quality of life, and reduced cardiometabolic risk when combined with reasonable and proper physician follow-up with their patient.

For additional information regarding LAP-BAND, please visit lapband.com.
For full safety information please talk with your doctor, or call 1-800-LAPBAND.

About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical device company focused on less invasive therapies for the treatment of obesity, a condition facing over 600 million people globally, as well as other gastrointestinal disorders. Apollo’s device based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo's products are offered in over 70 countries today.

Apollo’s common stock is traded on Nasdaq Global Market under the symbol "APEN." For more information regarding Apollo Endosurgery, go to: apolloendo.com.

© 2018 Apollo Endosurgery, Inc. All rights reserved. Any third-party trademarks used herein are the property of their respective owners.

Cautionary Note on Forward-Looking Statements
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: reports of adverse events related to our products, developments in medical technology, regulatory approvals and extensive regulatory oversight by the FDA or other regulatory bodies, unfavorable media coverage related to our products or related procedures, reimbursement decisions by private or government payors, physician adoption and recommendations of procedures utilizing our products and other factors detailed from time to time in the reports Apollo files with the Securities and Exchange Commission, or SEC, including its Form 10-K for the year ended December 31, 2017. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

Media Contact:
Jen Cook
512-279-5158
jen.cook@apolloendo.com

Investor Contacts:
Stefanie Cavanaugh
512-279-5100
Chief Financial Officer
investor-relations@apolloendo.com

or

The Ruth Group
Lee Roth
646-536-7000
apolloendo@theruthgroup.com